Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Impac Mortgage Holdings, Inc. (the “Company”) of our reports dated March 9, 2017, relating to (1) the Company’s consolidated financial statements and (2) the effectiveness of the Company’s internal control over financial reporting, both appearing in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

/s/ Squar Milner LLP

Newport Beach, California
September 8, 2017